EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2016 FOURTH QUARTER AND FULL YEAR RESULTS

THE WOODLANDS, TX – March 9, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Results Compared to Fourth Quarter 2015:

•	Revenues grew 10.4% to $168.3 million compared to $152.5 million;
•	Reflecting previously-announced contract charges in our Texas operations, gross margin fell to 4.1% of revenues from 8.0% last year;
•	Operating loss was $5.3 million compared to operating income of $0.1 million;
•	Net loss attributable to Sterling common stockholders was $6.3 million compared to a net loss of $19.9 million; and,
•	Net loss per share attributable to common stockholders was $0.25 compared to a net loss of $1.01.

Full Year 2016 Financial Results Compared to Full Year 2015:

•	Revenues increased 10.7% to $690.1 million compared to $623.6 million;
•	Despite the unexpected fourth quarter contract losses in Texas, full year gross margin expanded to 6.4% of revenues from 4.6%;
•	Operating loss was $4.7 million compared to an operating loss of $14.4 million;
•	Net loss attributable to Sterling common stockholders was $9.2 million compared to a loss of $39.2 million;
•	Net loss per share attributable to common stockholders was $0.40, as compared to a loss of $2.02.

Year End 2016 Backlog Highlights:

•	Total backlog at December 31, 2016 of $823 million was up 8.1% from the fourth quarter of 2015;
•	Total backlog at December 31, 2016 excluded $226 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,
•	Gross margin on projects in backlog as of December 31, 2016 averaged 8.2% as compared with 7.0% at the end of 2015, while expected gross margin of the projects awarded in 2016 averaged more than 9%.

Business Overview:

Fourth quarter 2016 revenues increased compared to the prior year period due to increased project activity with the majority of this increase due to a substantial ramp-up of two projects in process by Sterling’s Utah subsidiary construction joint ventures.

Gross profit of $6.9 million in the fourth quarter of 2016 was down $5.3 million from the prior year period. Gross margin was 4.1%, down from 8.0% in the fourth quarter of 2015 reflecting multiple factors including a $2.5 million non-cash charge on a joint venture project in Texas where Sterling was a 45% minority partner. The charge was the result of a negotiated global settlement with several entities and allowed the project to be closed out thus avoiding further negotiation and litigation expense. The remaining net losses were primarily attributable to charges on projects and under-recovered equipment costs at Sterling’s Texas subsidiary.

Capital expenditures for the fourth quarter and full year 2016 were $2.0 million and $10.9 million, respectively, compared with $1.0 million and $8.1 million, for the same periods in 2015. The higher level of expenditures reflects investment in equipment based on current and projected workloads.

Financial Position at December 31, 2016:

•	Cash and cash equivalents was $42.8 million.
•	Working capital totaled $29.3 million.
•	Line of credit availability was $20.0 million.
•	Total debt was reduced to $5.4 million.
•	Tangible net worth was $52.6 million.

CEO Remarks:

Paul Varello, Sterling’s CEO, commented, “We delivered strong revenue growth in the fourth quarter as we ramped up on some large awards we won in late 2015 and over the course of 2016, particularly in Utah, Arizona and Colorado. Unfortunately, as we announced several weeks ago, our overall profitability for the quarter was negatively impacted by charges taken on several legacy projects in our Texas market. Notably, the results from our other businesses exceeded profitability targets for the fourth quarter and the full year. Our continued success in growing backlog at attractive margins makes us optimistic about our prospects for both top and bottom line growth in 2017.”

Guidance for 2017:

Mr. Varello continued, “Based on our current backlog, we anticipate full year 2017 revenues to be between $720 million and $750 million and net income per share attributable to Sterling common stockholders to be in the range of $0.15 to $0.25, assuming average shares outstanding of approximately 25 million. We believe that we have addressed the issues that have hampered our profitability in past years and, given our success in growing backlog at increasingly favorable margins, and the improving outlook for our end markets, we expect strong year-over-year growth in revenues and earnings this year, as our guidance implies. We look forward to providing updates on the progress towards our goals as the year progresses.”

Conference Call:

Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Thursday, March 9, 2017 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenues	$168,345	$152,488	$690,123	$623,595
Cost of revenues	(161,442)	(140,268)	(646,269)	(594,642)
Gross profit	6,903	12,220	43,854	28,953
General and administrative expenses	(9,402)	(9,560)	(38,623)	(41,880)
Other operating (expense) income, net	(2,817)	(2,588)	(9,960)	(1,460)
Operating (loss) income	(5,316)	72	(4,729)	(14,387)
Interest income	-	-	33	460
Interest expense	(438)	(913)	(2,628)	(3,012)
Loss on extinguishment of debt	-	-	-	(240)
Loss before income taxes and earnings attributable to non-controlling interests	(5,754)	(841)	(7,324)	(17,179)
Income tax expense	(20)	(15)	(88)	(7)
Net loss	(5,774)	(856)	(7,412)	(17,186)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(574)	(268)	(1,826)	(3,216)
Net loss attributable to Sterling common stockholders before noncontrolling interest revaluation	$(6,348)	$(1,124)	$(9,238)	(20,402)
Revaluation of noncontrolling interest due to a new agreement	-	(18,774)	-	(18,774)
Net loss attributable to Sterling common stockholders	$(6,348)	$(19,898)	$(9,238)	(39,176)
Net loss per share attributable to Sterling common stockholders: Basic and diluted	$(0.25)	$(1.01)	$(0.40)	(2.02)
Weighted average number of common shares outstanding used in computing per share amounts: Basic and diluted	24,994	19,690	23,140	19,375

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2016 and 2015

(Amounts in thousands, except share and per share data)

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$42,785	$4,426
Contracts receivable, including retainage	84,132	82,112
Costs and estimated earnings in excess of billings on uncompleted contracts	32,705	26,905
Inventories	3,708	2,535
Receivables from and equity in construction joint ventures	7,130	12,930
Other current assets	5,448	6,013
Total current assets	175,908	134,921
Property and equipment, net	68,127	73,475
Goodwill	54,820	54,820
Other assets, net	2,968	2,949
Total assets	$301,823	$266,165
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$67,097	$58,959
Billings in excess of costs and estimated earnings on uncompleted contracts	64,100	30,556
Current maturities of long-term debt	3,845	4,856
Income taxes payable	78	67
Accrued compensation	5,322	5,977
Other current liabilities	6,150	3,896
Total current liabilities	146,592	104,311
Long-term liabilities:
Long-term debt, net of current maturities	1,549	15,324
Members’ interest subject to mandatory redemption and undistributed earnings	45,230	50,438
Other long-term liabilities	362	338
Total long-term liabilities	47,141	66,100
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	-	-
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 24,987,306 and 19,753,170 shares issued	250	198
Additional paid in capital	208,922	188,147
Retained deficit	(101,738)	(92,500)
Total Sterling common stockholders’ equity	107,434	95,845
Noncontrolling interests	656	(91)
Total equity	108,090	95,754
Total liabilities and equity	$301,823	$266,165